Structured Investments Opportunities in International Equities

Free Writing Prospectus

Registration Statement No. 333-277211

March 13, 2026

Filed Pursuant to Rule 433

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Equity Index Underlying Supplement dated February 21, 2024)

Dual Directional Trigger Jump Securities Based on the Level of the EURO STOXX 50® Index due April 3, 2031 Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	April 3, 2031
Underlying index:	The EURO STOXX 50® Index (Bloomberg symbol: SX5E) For more information about the underlying index, including historical performance information, see the accompanying free writing prospectus.
Payment at maturity:

•   If the final level is greater than or equal to the initial level: $1,000 + the product of (a) $1,000 and (b) the greater of (1) the digital return and (2) the index performance factor

•   If the final level is less than the initial level but is greater than or equal to the trigger level:

$1,000 + ($1,000 x absolute index return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $250.00 for each security.

•   If the final level is less than the trigger level:

$1,000 + ($1,000 x the index performance factor)

This amount will be less than $750.00. You will lose at least 25% of the stated principal amount if the final level is less than the trigger level. All payments on the securities are subject to the credit risk of HSBC.

Digital return:	At least 42.10% (to be determined on the pricing date)
Index performance factor:	(final level – initial level) / initial level
Absolute index return:	The absolute value of the index performance factor. For example, a -5% Index performance factor will result in a +5% absolute index return.
Trigger level:	, which is 75% of the initial level
Initial level:	The closing level of the underlying index on the pricing date
Final level:	The closing level of the underlying index on the valuation date
Valuation date*:	March 31, 2031, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date*:	On or about March 31, 2026
Original issue date*:	On or about April 7, 2026 (4 business days after the pricing date)
Estimated initial value:

The estimated initial value of the securities on the pricing date is expected to be between $905.00 and

$955.00 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” in the accompanying free writing prospectus.

CUSIP:	40447E5M4
ISIN:	US40447E5M49
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC.
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465926027222/tm267724d160_fwp.htm
*The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

Change in the Underlying Index	Return on Trigger Plus
+80.00%	$1800.00
+60.00%	$1,600.00
+42.10%	$1,421.00
+40.00%	$1,421.00
+30.00%	$1,421.00
+20.00%	$1,421.00
+10.00%	$1,421.00
0.00%	$1,421.00
-10.00%	$1,100.00
-20.00%	$1,200.00
-25.00%	$1,250.00
-30.00%	$700.00
-50.00%	$500.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the securities, including a more complete description of the risks relating to the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Securities

•	The securities do not pay interest or guarantee any return of principal .

•	The amount payable on the securities is not linked to the level of the underlying index at any time other than the valuation date.

Risks Relating to the Underlying Index

•	Investing in the securities is not equivalent to investing in the stocks included in the underlying index.

•	Risks Associated with non-U.S. companies.

•	The securities will not be adjusted for changes in exchange rates.

General Risk Factors

•	Credit risk of the issuer.

•	The estimated initial value of the securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

•	The price of your securities in the secondary market, if any, immediately after the pricing date is expected to be less than the price to public.

•	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities.

•	The calculation agent, which is the issuer or one of its affiliates, will make determinations with respect to the securities.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

•	The market price of the securities will be influenced by many unpredictable factors.

•	The securities will not be listed on any securities exchange or automated trading system and secondary trading may be limited.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the securities —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the securities, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling (212) 525-8010.